Exhibit 99

NEWS

For additional information contact:	Benno Sand-Investor and Financial Media (952) 448-8936 Laurie Walker-Trade Media (952) 448-8066

FOR IMMEDIATE RELEASE

FSI International, Inc. Announces Fourth Quarter and Fiscal Year 2004 Financial Results

The Company Ended the Year with $42 Million in Cash, Cash Equivalents and Marketable Securities after Generating $5.3 Million in Cash from Operations in the Fourth Quarter of Fiscal 2004

     MINNEAPOLIS (Oct. 19, 2004) — FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the fiscal 2004 fourth quarter and the year ended August 28, 2004.

Fiscal 2004 Results

     Fiscal year 2004 sales increased 29 percent to $114.4 million, compared to $88.8 million for fiscal 2003. The Company’s 2004 fiscal year net income was $141,000, or $0.00 per share (diluted), compared to a net loss of $78.6, million or $2.66 per share for fiscal year 2003. In fiscal 2003, the Company recorded significant non-cash charges. See the footnotes to the attached consolidated statement of operations for more details.

Fourth Quarter Fiscal 2004 Results

     Sales for the fiscal 2004 fourth quarter increased 50 percent to $33.3 million, compared to $22.2 million for the same period of fiscal 2003. The Company’s net income for the fourth quarter of fiscal 2004 was $3.2 million, or $0.11 per share (diluted), as compared to a net loss of $1.8 million, or $0.06 per share in the fourth quarter of fiscal 2003.

     “FSI has successfully transitioned to a global surface conditioning company. During the past few quarters, we have been recognizing the benefits from our fiscal 2003 and 2004 investments in establishing a direct distribution presence in Europe and the Asia Pacific region, introducing new products and broadening the applications capabilities of our existing products,” said Don Mitchell, chairman and chief executive officer.

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FSI International, Inc.
October 19, 2004
Page Two

     “We now have one or more of our products either sold or placed on evaluation at 13 different semiconductor manufacturers that are investing in 300mm process equipment,” continued Mitchell. “Also, we have either placed or sold one or more of our products at nine of the top ten device manufacturers, as recognized by industry analysts, based upon anticipated 2004 spending. This places FSI in a strong position to participate in our customers’ future expansion plans.”

Backlog and Deferred Revenue

     The Company began fiscal 2005 with $20.1 million in backlog. Deferred revenue was $6.8 million at the end of fiscal 2004 and represented $3.1 million of deferred profit. Customers can cancel or delay orders; therefore backlog is not necessarily indicative of shipments or revenues in future periods.

Balance Sheet Strength

     Cash, cash equivalents and marketable securities at year end were $42.2 million, including $6.6 million of marketable securities associated with the Company’s investment in Metron. The Company generated $5.3 million in cash from operations in the fourth quarter of fiscal 2004. As of August 28, 2004, the Company had $68.8 million in working capital, a current ratio of 3.4 to 1 and a book value of $3.69 per share.

Outlook

     The Company expects first quarter fiscal 2005 orders to increase to $25 to $30 million from the $23.6 million level in the fourth quarter of fiscal 2004.* This reflects the expected acceptance of products previously placed with customers for evaluation along with some follow-on orders for those products.*

     Considering the backlog and deferred revenue levels at the end of fiscal 2004, the Company expects first quarter fiscal 2005 revenues to range from $23 to $26 million.* A portion of the expected revenue is subject to either receiving purchase orders or obtaining timely acceptance from the Company’s customers.

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FSI International, Inc.
October 19, 2004
Page Three

     Based upon the gross profit margin associated with deferred revenue, the expected manufacturing capacity utilization rate, the product sales mix and the current quarterly operating expense run rate, the Company expects a loss in the $2.0 to $3.0 million range for the first quarter of fiscal 2005.* However, Applied Materials, Inc. and Metron have entered into an agreement whereby Applied Materials would acquire substantially all the assets and business of Metron in exchange for approximately $84,567,000. Following the close of the acquisition (currently expected to occur before the end of calendar 2004), Metron expects to distribute to its stockholders cash in the range of approximately $4.74 per share to $4.80 per share and anticipates that the distributions would be made in two installments during the six-month period following the closing. If the Company were to receive any cash distributions from Metron during the Company’s first fiscal quarter, the gain attributable thereto would beneficially impact expected results, including net income (loss).*

     Fiscal 2005 first quarter capital expenditures are expected to be below $1.0 million, with depreciation and amortization expected to be between $1.3 and $1.5 million.* If the Company achieves its expectations, it anticipates using $1.5 to $2.5 million of cash in operations during the first quarter of fiscal 2005.*

Conference Call Details

     Investors will have the opportunity to listen to the conference call at 3:30 p.m. CT today over the Internet. The webcast is being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About FSI

     FSI International, Inc. is a global supplier of surface conditioning equipment technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and CryoKinetic technologies, customers are able to achieve their process performance, flexibility and productivity goals.

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FSI International, Inc.
October 19, 2004
Page Four

     The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment.

     FSI maintains a web site at http://www.fsi-intl.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain “forward-looking” statements (*), including, but not limited to, expected orders, expected revenues, expected net loss, expected capital expenditures, expected cash usage, and other expected financial performance for the first quarter of fiscal 2005. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the length and extent of the current industry recovery; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the transition to 300mm products; the level of new orders; the timing and success of current and future product and process development programs; the success of the Company’s affiliated distributor in Japan; the success of the Company’s direct distribution organization; legal proceedings; and the potential impairment of long-lived assets; whether or not the transaction between Metron and Applied Materials is consummated, and if so, the amount or timing of any distributions from Metron to its shareholders; as well as other factors listed from time to time in the Company’s SEC reports including, but not limited to, the Company’s Annual Report on Form 10-K for the 2003 fiscal year and the Company’s quarterly report on Form 10-Q for the third quarter of fiscal 2004. The Company assumes no duty to update the information in this press release.

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended		Year Ended
	Aug. 28,	Aug. 30,	Aug. 28,	Aug. 30,
	2004	2003	2004	2003
Sales	$33,338	$22,167	$114,404	$88,826
Cost of goods	15,557	9,006	55,384	74,318	(1)

Gross margin	17,781	13,161	59,020	14,508
Selling, general and administrative expenses	9,346	9,489	39,547	38,602
Research and development expenses	5,585	5,816	22,458	31,126
Transition agreement	—	—	—	2,750	(3)
Write-down of fixed assets	—	—	—	7,000	(2)

Operating income (loss)	2,850	(2,144)	(2,985)	(64,970)
Interest and other income, net	131	252	2,397	664
Impairment of investment in affiliate	—	—	—	(10,195	)(4)

Income (loss) before income taxes	2,981	(1,892)	(588)	(74,501)
Income tax expense (benefit)	13	(25)	50	50

Income (loss) before equity in earnings (loss) of affiliates	2,968	(1,867)	(638)	(74,551)
Equity in earnings (loss) of affiliates	267	18	779	(4,006)

Net income (loss)	$3,235	$(1,849)	$141	$(78,557)

Income (loss) per share — basic	$0.11	$(0.06)	$0.00	$(2.66)

Income (loss) per share — diluted	$0.11	$(0.06)	$0.00	$(2.66)

Weighted average common shares
Basic	29,791	29,625	29,792	29,546
Diluted	30,243	29,625	30,315	29,546

The Company recorded significant non-cash charges during fiscal 2003 including: (1) $16.0 million of net inventory obsolescence reserves; (2) $7.0 million of asset impairment charges associated with winding down the Microlithography Division; (3) $2.8 million early termination fee as the Company transitioned to a direct distribution model in Europe and the Asia Pacific regions; and (4) $10.2 million impairment charge related to the Company’s investment in Metron.

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	Aug. 28,	Aug. 30,
	2004	2003
Assets
Current assets
Cash, restricted cash, Cash equivalents and marketable securities	$42,208	$43,759
Receivables, net	22,272	17,578
Inventories	27,378	19,461
Other current assets	5,568	4,844

Total current assets	97,426	85,642
Property, plant and equipment, net	30,918	34,868
Investment in affiliate	7,744	6,306
Intangible assets, net	2,057	4,322
Other assets	1,652	2,248

Total assets	$139,797	$133,386

Liabilities and Stockholders Equity
Current liabilities
Trade accounts payable	$9,470	$4,220
Deferred profit*	3,096	4,524
Customer deposits	255	—
Accrued expenses	15,854	15,642

Total current liabilities	28,675	24,386
Long-term liabilities	750	—
Total stockholders’ equity	110,372	109,000

Total liabilities and stockholders’ equity	$139,797	$133,386

*Deferred profit reflects deferred revenue less manufacturing and other related costs.

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except percentages, per share and total employee data)
(unaudited)

	Aug. 28,	Aug. 30,
	2004	2003
Sales by Area
United States	53%	62%
International	47%	38%

Cash Flow Statement
Capital expenditures	$1,723	$3,927
Depreciation	$5,654	$9,065
Amortization	$2,266	$2,313

Miscellaneous Data
Total employees, including contract	508	495
Book value per share	$3.69	$3.68
Shares outstanding	29,942	29,655

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